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                                                                    EXHIBIT 99.1

Pinnacle Holdings Inc.                                                      NEWS
301 North Cattlemen Road / Sarasota, Florida 34232
   941-364-8886
   Fax 941-364-8761

FOR IMMEDIATE RELEASE                                               SYMBOL: BIGT
May 21, 2002                                                      TRADED: Nasdaq

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     PINNACLE HOLDINGS INC. AND CERTAIN OF ITS SUBSIDIARIES FILE ANTICIPATED
           CHAPTER 11 REORGANIZATION AS PART OF A PRE-NEGOTIATED PLAN

 SYNDICATE OF LENDERS TO PROVIDE DEBTOR-IN-POSSESSION REVOLVING CREDIT FACILITY

SARASOTA, FL. May 21, 2002 -- Pinnacle Holdings Inc. (Nasdaq: BIGT) ("Pinnacle Holdings" and together with its subsidiaries, "Pinnacle") today announced that it, together with its wholly owned subsidiaries, Pinnacle Towers Inc., Pinnacle Towers III Inc. and Pinnacle San Antonio LLC, filed their anticipated voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). As previously announced, Pinnacle's pre-negotiated bankruptcy filing is being made to implement the recapitalization of Pinnacle pursuant to the terms of the Securities Purchase Agreement (the "Purchase Agreement") entered into as of April 25, 2002 with Fortress Investment Group ("Fortress") and Greenhill Capital Partners ("Greenhill", and together with Fortress, the "Investors"). Pinnacle currently expects to file a proposed plan of reorganization (the "Bankruptcy Plan") and disclosure statement with the Bankruptcy Court in the next few days. Once the Bankruptcy Court approves a form of disclosure statement, Pinnacle will distribute the plan of reorganization and disclosure statement in connection with its solicitation of votes from the holders of Pinnacle Holding's 10% Senior Discount Notes due 2008 (the "Senior Notes"), Pinnacle Holding's 5 1/2% Convertible Subordinated Notes due 2007 (the "Convertible Notes") and outstanding common stock. Holders of at least two-thirds of the aggregate principal amount of the Senior Notes and holders of at least two-thirds of the outstanding aggregate principal amount of the Convertible Notes have agreed to vote in favor of a plan which implements the Purchase Agreement. The Bankruptcy Plan will be funded by two new sources of capital: (1) an equity investment made by the Investors of up to $205.0 million, and (2) a new credit facility of $340.0 million to be led by a syndicate arranged by Deutsche Bank Securities Inc. with Bank of America, N.A. Immediately following confirmation of the Bankruptcy Plan, Pinnacle Holdings would be merged into a newly formed Delaware corporation formed by the Investors ("New Pinnacle") with New Pinnacle being the surviving corporation.


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Under the terms of the Purchase Agreement with the Investors, Fortress will purchase up to approximately 13,735,000 shares of common stock of New Pinnacle (the "Fortress Shares") and Greenhill will purchase up to approximately 6,765,000 shares of common stock of New Pinnacle (the "Greenhill Shares", and together with the Fortress Shares, the "Investor Shares"). The Purchase Agreement provides for the cancellation of the Senior Notes in exchange for up to $114.0 million (or $350.77 per $1,000 par value bond) in cash or, at the holder's election, a combination of cash and up to 49.9% of New Pinnacle's outstanding common stock. The number of Investor Shares (and hence their cash investment) will be proportionately decreased by the number of shares purchased by holders of the Senior Notes.

The Purchase Agreement also provides for the cancellation of the Convertible Notes in exchange for up to $500,000 in cash and five-year warrants to purchase up to approximately 205,000 shares of New Pinnacle's common stock at approximately two times the price of the Investor Shares. Convertible Note holders can double this amount to a total of $1.0 million in cash and warrants to purchase 410,000 shares, representing approximately 2% of New Pinnacle's equity capitalization, if the Convertible Note holders agree to give certain releases. The Purchase Agreement further provides for cancellation of the outstanding shares of Pinnacle common stock. Former stockholders and plaintiffs in a stockholder class action shall receive five-year warrants to purchase up to 102,500 shares of New Pinnacle common stock (representing approximately 1/2% of New Pinnacle's equity capitalization) at approximately two times the price of the Investor Shares. This amount can be doubled to 205,000 shares, representing approximately 1% of New Pinnacle's capitalization, if the stockholders agree to give certain releases. Trade and other creditors will be paid in full in the ordinary course.

The Purchase Agreement contains customary terms and conditions, including exclusivity provisions that generally prohibit Pinnacle from discussing or negotiating an alternative restructuring transaction, unless Pinnacle first receives an unsolicited bona fide proposal regarding such an alternative transaction. Pinnacle cannot enter into any agreement providing for an alternative transaction, except in certain circumstances where Pinnacle's board of directors determines that the alternative transaction would provide a higher value to Pinnacle than the transaction contemplated by the Purchase Agreement. If Pinnacle consummates such an alternative transaction, under certain circumstances, Pinnacle would be required to pay the Investors a break-up fee of up to $12 million.

A syndicate of lenders, with Bank of America, N.A. as administrative agent, has agreed to furnish Pinnacle with a debtor-in-possession (DIP) revolving credit facility (the "DIP Facility") that will provide Pinnacle with use of cash collateral and up to $15.0 million in financing during the pendency of the reorganization proceeding. The DIP Facility is subject to the approval of the bankruptcy court.

Pinnacle expects to emerge from bankruptcy during the fall of 2002. During the


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reorganization process, Pinnacle anticipates operating in the ordinary course of business, subject to the provisions of the U.S. Bankruptcy Code, and does not currently expect that its trade suppliers, unsecured trade creditors, employees and customers will be materially impacted. Pinnacle filed a number of customary first day motions in the bankruptcy court in New York to help maintain
Pinnacle's business operations without interruption, maintain vendor, customer, employee and supplier confidence, and provide Pinnacle with appropriate professionals to enable a successful reorganization. The court filings include:
(1) requests to pay pre-petition wages, salaries, benefits and reimbursable expenses to Pinnacle's employees and to continue existing employee policies and to continue the workers' compensation program then in effect; (2) determination of adequate assurance of payment for future utility services; (3) maintenance of most existing bank accounts and continued use of existing business forms and cash management system; (4) retention of counsel, investment banker, ordinary course professionals and a claims and balloting agent; (5) approval of post-petition financing and use of cash collateral; and (6) requests to obtain certain other relief. Pinnacle Holdings and its subsidiaries that filed the petitions for voluntary relief have also filed a scheduling motion asking for rapid hearings on their disclosure statement and confirmation of the Bankruptcy Plan.

Steven R. Day, Pinnacle's Chief Executive Officer, said "We are pleased to continue advancing toward our goal of implementing our previously announced restructuring plan. A reorganization proceeding represents an effective vehicle for deleveraging Pinnacle's balance sheet, while allowing the holders of the Senior Notes to realize both a cash distribution and an opportunity to participate as equity holders in a significantly deleveraged company supported by dedicated sponsors. Because the holders of at least two-thirds of the aggregate principal amount of the Senior Notes and the Convertible Notes have agreed to the terms of the restructuring, we expect to emerge from the bankruptcy process expeditiously. I continue to be appreciative of the cooperation and support or our employees, customers, vendors and creditors."

AMENDMENT OF PURCHASE AGREEMENT

Pinnacle also announced that in connection with the bankruptcy filing, Pinnacle has entered into an amendment and acknowledgement (the "Amendment") of the Purchase Agreement with the other parties to the Purchase Agreement and certain holders of its Senior Notes and Convertible Notes. The Amendment, among other items, revises the forms of the New Pinnacle Certificate of Incorporation and the Investor Agreement attached to the Purchase Agreement as Exhibits A and B, respectively. The Amendment further reflects the parties' agreement that, as a result of recent actions taken by Pinnacle and the Internal Revenue Service with respect to certain previous elections that as previously announced were not made by Pinnacle with respect to prior year acquisitions of C Corporations, the condition to closing in the Purchase Agreement that required Pinnacle to obtain a Determination (as defined in the Purchase Agreement) is deemed satisfied. Pinnacle will not owe tax, interest or penalties because such elections were not previously made.


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ABOUT PINNACLE

Pinnacle is a provider of communication site rental space in the United States and Canada. At December 31, 2001, Pinnacle owned, managed, leased, or had rights to in excess of 4,000 sites. Pinnacle is headquartered in Sarasota, Florida. For more information on Pinnacle visit its web site at http://www.pinnacletowers.com. Information provided on our web-site is not incorporated into Pinnacle's filings with the Securities and Exchange Commission ("SEC") or this press release.

FORWARD-LOOKING STATEMENTS

This press release may contain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. Such forward looking statements include those regarding Pinnacle's filing of voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code and Pinnacle's emergence from bankruptcy. Although Pinnacle believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Pinnacle to be different from any future results, performance and achievements expressed or implied by these statements. Such risk factors include, but are not limited to: (1) Pinnacle's commencement of proceedings under Chapter 11 of the U.S. Bankruptcy Code; (2) Pinnacle's ability to operate pursuant to the terms of the DIP Facility; (3) court approval of Pinnacle's first day papers and other motions prosecuted by it from time to time; (4) Pinnacle's ability to satisfy the conditions to closing the Purchase Agreement with the Investors; (5) Pinnacle's inability to emerge from bankruptcy as currently contemplated; (6) Pinnacle's substantial level of indebtedness, which could adversely affect its ability to react to changes in its business; (7) Pinnacle's indebtedness, including its senior credit facility, the Senior Notes and the Convertible Notes, which may be accelerated; (8) restrictive covenants on Pinnacle's debt agreements which may limit Pinnacle's ability to take actions that may be in its best interests; (9) Pinnacle's heavy dependence on its senior management; (10) the operation of a portion of Pinnacle's customer base under bankruptcy protection; (11) the success or failure of Pinnacle's efforts to implement its business strategy; (12) trends in subscriber growth and minutes of use for wireless communications; (13) access to capital for Pinnacle's customer base, which will affect their ability to deploy in the future further communications equipment installations that may require additional space on Pinnacle's sites;
(14) changes in the nature of wireless communications technology that could cause Pinnacle's customers to require less space on its sites; (15) applicable court approval's f the settlement of a consolidated class action lawsuit involving Pinnacle and certain of its current and former officers and directors;
(16) actions taken by the lenders under Pinnacle's senior credit facility due to Pinnacle's defaults thereunder and the expiration of the prior agreement of such lenders to forbear from exerting certain remedies they have, subject to the bankruptcy laws, as a result of such default; (17) the success or failure of Pinnacle's efforts to sell its remaining colocation facilities or other assets;
(18) the negative reaction of prospective and existing


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customers, vendors and others to continuing uncertainties regarding Pinnacle's financial condition in a manner that adversely affects Pinnacle; (19) in connection with diligence conducted by potential investors in Pinnacle and others regarding Pinnacle, the revelation of additional potential areas of concern; and (20) acts taken by Pinnacle's creditors in response to the defaults referenced above. Information about potential factors which could affect Pinnacle's financial results is included in the Risk Factors section of Pinnacle Holdings' 2001 Annual Report on Form 10-K filed with the SEC on April 16, 2002 and Pinnacle Holdings' other filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this press release and Pinnacle does not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contact: William T. Freeman, CFO, 941-364-8886 or Joe Furmanek, Investor Relations, 941-364-8886 ext. 1203